Exhibit 99.1
NEWS RELEASE

CONTACTS:
Rex P. Doyle, Chief Executive Officer
281-419-3742 / rdoyle@1epic.com

Lisa Elliott, Sr. Vice President
DRG&E ∙ IR Counsel
713-529-6600 / lelliott@drg-e.com

FOR IMMEDIATE RELEASE

EPiC ENERGY RESOURCES ANNOUNCES NEW BOARD MEMBER

November 18, 2008 — Houston, TX— EPiC Energy Resources, Inc. (OTCBB: EPCC) (“EPiC”) a provider of engineering, management consulting, training and data management services to the energy industry, today announced that Al Carnrite has joined its Board of Directors.

Mr. Carnrite is currently a partner in a private oil and gas company and also leads an energy focused private equity fund. With over 25 years of experience in diversified oil and gas, he has been an advisor to many companies in the E&P industry. Previously, Mr. Carnrite was a Managing Director and led the energy consulting practice at Jeffries Randall & Dewey. Mr. Carnrite was a Founder of the Carnrite Consulting Group, which EPiC acquired in August 2007, where he specialized in enhancing integrated companies’ shareholder value through mergers and acquisitions, strategic leadership and value-added management assignments. His appointment to the Board is effective November 14, 2008.

“We are excited to have Al Carnrite join our Board,” said Rex P. Doyle, EPiC’s Chief Executive Officer. “His business acumen, experience and depth of understanding of our industry and business objectives will help lead us forward as we continue to build a world-class consulting and engineering organization focused on excellence.”

About EPiC

EPiC Energy Resources is a Houston based integrated energy services company. EPiC provides consulting, engineering, construction management, operations, maintenance, specialized training and data management services focused primarily on the upstream and midstream energy infrastructure. Services are provided through Pearl, a diversified engineering and energy services company; Carnrite, a management consulting company focused on providing strategic and operational consulting services to the broad energy industry; and EIS, a global training and data management services company. EPiC is headquartered at 1450 Lake Robbins Drive, Suite 160, The Woodlands, Texas 77380. Office - 281-419-3742, www.1epic.com.

Forward Looking Statements

Certain statements included in this release constitute forward-looking statements. These forward-looking statements are based on management’s belief and assumptions derived from currently available information. Although EPiC Energy Resources (“EPiC”) believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from forward-looking statements expressed or implied herein as a result of a variety of factors including, but not limited to: a decline in the price of, or demand for, oil and gas, demand for EPiC’s services, loss or unavailability of key personnel, inability to recruit or retain personnel, competition for customers and contracts, various potential losses associated with fixed-price contracts, general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in EPiC’s SEC filings. EPiC does not undertake any obligation to publicly update forward looking statements contained herein to reflect subsequent events or circumstances.

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